                                                                     EXHIBIT 3.1

CLIENT ACCOUNT AGREEMENT

                                                          EFFECTIVE AUGUST, 1998


         THIS AGREEMENT CONTAINS IMPORTANT TERMS AND CONDITIONS GOVERNING DEAN WITTER REYNOLDS ACCOUNTS INCLUDING ALL SECURITIES ACCOUNTS, ACTIVE ASSETS(R) ACCOUNTS AND MARGIN LOAN ACCOUNTS. PLEASE READ IT CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. ANY QUESTIONS YOU HAVE REGARDING THIS DOCUMENT OR YOUR ACCOUNT SHOULD BE DISCUSSED WITH YOUR FINANCIAL ADVISOR.

         THIS AGREEMENT IS AUTHORIZED FOR DISTRIBUTION TO ACTIVE ASSETS ACCOUNT(R) CLIENTS ONLY WHEN PRECEDED OR ACCOMPANIED BY AN ACTIVE ASSETS TRUST PROSPECTUS.

         MORGAN STANLEY DEAN WITTER IS A SERVICE MARK OF MORGAN STANLEY DEAN WITTER & CO. SERVICES ARE OFFERED THROUGH DEAN WITTER REYNOLDS INC., MEMBER SIPC.

                           MORGAN STANLEY DEAN WITTER


         The Client Account Agreement presents the terms and conditions governing accounts established at Dean Witter Reynolds Inc. (Dean Witter Reynolds). Your signature on the Dean Witter Reynolds Account Application or the Active Assets Account(R) Application confirms that you agree to abide by the terms and conditions outlined in this Agreement. Section I applies to all accounts; Section II to Active Assets(R) Accounts.

I. GENERAL ACCOUNT INFORMATION FOR ALL DEAN WITTER REYNOLDS CLIENTS.

ACCOUNT OPENING INFORMATION

ACCOUNT REGISTRATION

         The account registration selected determines who will have an interest in the Account. Clients should consult with their own legal advisors to determine the type of account registration that best meets their needs.

         Individual Accounts may be opened in the name of an individual who has attained the legal age of majority. Only this individual has authority to give account instructions.

         Custodian Accounts are established under the Uniform Gift to Minors Act ("UGMA") or the Uniform Transfers to Minors Act ("UTMA"). The custodian exercises fiduciary control over assets owned by a minor. Assets contributed to an UGMA/UTMA are irrevocable gifts and cannot be withdrawn for the benefit of the custodian.

         Joint Accounts may be held in one of five forms:

         Joint Tenants with Right of Survivorship. If one owner of the account dies, the account passes in its entirety to the surviving owner(s) and is not counted as part of the probate estate of the decedent. Only individuals are eligible for this ownership.

         Tenants by the Entirety. Similar to (a) above, but available only to a lawfully married couple residing in a state which permits this form of ownership (AR, DE, DC, FL, HI, MD, MA, MI, MO, PA, TN, VT, WY). Generally it prevents creditors of only one spouse from seizing account assets.

         Community Property. If one owner of the account dies, that person's share of the assets passes to his or her estate as of the date of death. Available only to a married couple residing in a community property state (AZ, CA, ID, LA, NV, NM, TX, WA). Note: Depending on individual circumstances, use of this designation alone may not conclusively establish ownership of assets in the account as community property.

         Community Property with Rights of Survivorship. Similar to (a) above, but available only to married couples residing in Arizona. Note: Depending on individual circumstances, use of this designation may not conclusively establish ownership of assets in the account as community property.

         Tenants in Common (without Rights of Survivorship). If one owner of the account dies, that person's percentage shares of the assets passes to his or her estate as of the date of death. Any legal entity may be a tenant in common.

         Joint and Individual Liability. For all forms of joint ownership, each owner of the account has full and independent authority:

         a.  to buy, sell and trade assets in the account;

         b.  to receive confirmations, statements and other communications;

         c.  to deposit and withdraw money, securities and other property; and

         d. generally to act as if each were the sole account owner, all without notice to other owners. Dean Witter Reynolds may treat notice to one owner as notice to all owners. Each account owner is jointly and severally liable for the account.

         Subject to its policies, Dean Witter Reynolds may follow the instructions of any one account owners and, if inconsistent instructions are received or Dean Witter Reynolds reasonably believes instructions from one account owner may not be mutually agreeable to all, may do any of the following:
(a) choose which instructions to follow and which to disregard; (b) suspend all activity in the account until written instructions signed by all owners are received; (c) close the account and deliver all securities and other property, net of debits or liabilities, to the address of record; and/or (d) take other appropriate legal action.

         Upon death of an account owner, the survivor(s) agree to immediately provide Dean Witter Reynolds with written notice. Before or after receiving such notice, Dean Witter Reynolds may take such proceedings, require such papers and inheritance or tax waivers, retain such portion and/or restrict transactions in the account as it deems advisable to protect Dean Witter Reynolds against any tax, liability, penalty or loss under any present or future law or otherwise.

         Transfer On Death ("TOD"). The privilege of opening accounts in TOD form is created by state law and is only available in certain states. Read the TOD Client Agreement carefully if you are contemplating a TOD account.

         Trust Accounts. Clients must have executed an independent written trust agreement prior to the trustees completing Dean Witter Reynolds's "Trustee Certification of Investment Powers."

         Other Registrations. The required documentation is available through your Financial Advisor for all other registrations including:

         1. Corporations                          4.  Investment clubs
         2. Partnerships                          5.  Institutions
         3. Charitable organizations              6.  Guardianships


CLIENT AFFILIATIONS

         Industry regulations require clients to notify Dean Witter Reynolds if they hold a key position in a publicly traded firm or are affiliated with a financial services firm.

         Clients who are a director, 10% or greater shareholder, or policy-making executive of a publicly traded firm must notify us of their position and identify the firm. Clients must do the same if they are affiliated with or work for a bank, an insurance company, a trust company or a securities firm.

SUBSTITUTE W-8

         Federal income tax regulations require Dean Witter Reynolds to obtain a Social Security or Tax ID number for every account. Use this guide to select the appropriate number:

--------------------------------------------------------------------------------
Account Type                      Social Security #              Tax ID#
--------------------------------------------------------------------------------
Individual                        The individual
--------------------------------------------------------------------------------
Joint (2 or more)                 The actual owner or if
                                  combined funds, the
                                  first individual.
--------------------------------------------------------------------------------
Custodian (UGMA/                  The minor or the
UTMA)or Guardian                  beneficiary ward.
--------------------------------------------------------------------------------
Trust, estate or                                               The legal entity
pension plan
--------------------------------------------------------------------------------
Corporate                                                      The corporation
--------------------------------------------------------------------------------
Partnership                                                    The partnership
--------------------------------------------------------------------------------
Sole Proprietorship               The owner
--------------------------------------------------------------------------------

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THE DEAN WITTER REYNOLDS SECURITIES ACCOUNT

         Dean Witter Reynolds clients may open a standard securities account or an Active Assets Account(R) (See Section II) to purchase, sell or hold securities on either a cash or margin basis. Securities accounts are subject to federal and state law and the rules and customs of the NYSE, the NASD, and other industry self-regulatory organizations and exchanges.

ACCOUNT SERVICING CHARGE

         Dean Witter Reynolds applies an annual $50 maintenance fee, assessed in January, to all accounts except: (a) Account Assets(R) Accounts, CHOICE accounts, Dean Witter Reynolds custodial and managed accounts (e.g., IRAs, VIPs, RPMs and ICS); (b) accounts open for less than one year; (c) accounts which during the previous calendar year either generated $100 or more in transaction revenue, dividend reinvestment fees and/or margin interest or belong to a "household" (same address) of accounts which jointly generated $150 or more in transaction revenue, account fees, and/or margin interest; (d) accounts holding $25,000 or more in Morgan Stanley Dean Witter Advisors Inc. mutual funds at year-end; and (e) accounts holding only non-deliverable or book-entry securities. The account servicing charge is separate and distinct from other fees, such as but not limited to, transaction fees, certified check fees, Federal funds wire transfer fees, etc. Dean Witter Reynolds reserves the right to alter its fees, with advance notice to clients, and, for certain groups or categories of customers, to modify the features of and fees charged for accounts.

MARGIN PRIVILEGES

         Clients contemplating margin trading should be certain they understand the operation of a margin account under various market conditions. Margin trading is not for everyone and the increased leverage of margin privileges may heighten both risks and rewards. Clients wishing to apply for margin privileges should read Section III, Margin Privileges, carefully and discuss any questions with their Financial Advisor.

OPTIONS TRADING

         Options trading is available for eligible clients. While relatively conservative methods of trading options are common, options trading can be highly speculative. Some strategies expose the options investor to the risk of losing far more than their original investment, and unexpected events or unusual market volatility can make it extremely difficult and costly for an investor to close out open options positions. Dean Witter Reynolds cannot be responsible for conditions beyond its control including extreme market volatility or trading volume, governmental restrictions, or exchange and marketplace rulings including trading halts. Clients considering options trading should be convinced that they possess the requisite investment experience; have the financial resources to bear any potential losses their trading strategies could expose them to; and have concluded options trading is suitable within the overall context of their investment objectives. Applications for options trading are available upon request.

COMMUNICATIONS; SUSPECTED ERRORS

         Until Dean Witter Reynolds receives a written notice of a different address, all communications -- including margin and maintenance calls -- sent to the address of record are presumed to have been given to the client personally whether or not actually received.


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         Clients suspecting an error on their monthly statement or a trade confirmation should promptly contact the manager of the branch servicing that account. Dean Witter Reynolds may presume the statement correct unless it receives written notification about the suspected error within 10 days. It is the client's responsibility to seek immediate clarification about entries that the client does not clearly understand.

TERMINATION OR RESTRICTION OF ACCOUNTS

         A client may terminate an account at any time but will remain responsible for any charges to the account. Dean Witter Reynolds likewise may terminate an account at any time or place limitations on available services, including the nature, volume and timing of transactions.

         Active Assets(R) clients who decline to continue Active Assets(R) status will automatically have their assets transferred to a standard Dean Witter Reynolds securities account unless other instructions are received. Because the Active Assets(R) money funds and Insured Account are integral components of the Active Assets(R) program, all such funds will also be liquidated and transferred (at no charge)to the standard Dean Witter Reynolds securities account in the form of free credit balances. Clients may then choose to invest these funds in Dean Witter Reynolds money market funds under the terms described in the prospectuses for those funds.



GOVERNING LAW

         No provision of this Agreement may be amended or waived unless agreed to in writing and signed by an authorized officer of Dean Witter Reynolds. If any provision of this Agreement becomes inconsistent with any applicable current or future law, that provision will be deemed amended to conform with the law, but all other provisions will remain in effect. This Agreement and its enforcement will be governed by the law of the State of New York without regard to conflict of laws provisions.

         This Agreement shall cover individually and collectively all accounts, joint, single or in a fiduciary capacity, which are held by Dean Witter Reynolds for the client. This Agreement shall be binding upon the present Dean Witter Reynolds organization and any successor organizations and their respective assigns: it shall be binding upon the current account owner(s) and the heirs, executors, administrators, trustees, receivers, successors and assigns of the account.

SIPC PROTECTION

         Securities held in Dean Witter Reynolds accounts are protected by the Securities Investor Protection Corporation ("SIPC") for up to $500,000 per account holder which includes protection for up to $100,000 in uninvested cash. Through Travelers Casualty and Surety Company ("Travelers"), Dean Witter Reynolds provides additional coverage for securities up to their full net equity value as well as an additional $900,000 in protection for uninvested cash.

         Of course, neither SIPC nor Travelers coverage provides protection against losses due to market fluctuations. In addition, neither SIPC nor Travelers cover money market funds or mutual funds.

         Clients should understand that Dean Witter Reynolds does not provide tax or legal advice. Clients should always consult their own accountant or attorney with questions.

II. THE ACTIVE ASSETS ACCOUNT(R)

         Dean Witter Reynolds's Account Assets Account(R) offers integrated financial services linking together a securities account, a no-load money market trust or a federally insured bank account, checkwriting privileges and a VISA(R) debit card. It also offers summarized tax and portfolio information, 24-hour account information, an electronic funds transfer service, a dividend reinvestment service, and direct deposit capability.


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         The annual program fee is $80 for Active Assets(R) Accounts and $100 for Business Active Assets(R) Accounts. Dean Witter Reynolds reserves the right to change annual program fees and services at any time.

THE COMPONENTS OF THE ACTIVE ASSETS(R) PROGRAM

THE SECURITIES ACCOUNT

         The securities account is a conventional margin or cash brokerage account which may be used to purchase and sell securities on margin or on a fully-paid basis. The General Information about securities accounts provided in
Section I of this Agreement also applies to Active Assets Accounts; clients should make sure they read and understand that information. Active Assets(R) clients who are eligible and approved for margin privileges should also be sure to carefully read Section III of this Agreement which outlines the terms and conditions governing the use of margin privileges.

MONEY MARKET FUNDS

         A money market fund or FDIC insurance account is an integral part of every Active Assets Account(R). On each business day, an account's free credit balances, as of the previous close of business, are automatically invested in the money market vehicle chosen by the account holder. "Fee credit balances" means any cash that could be withdrawn from the securities account without creating a negative balance or giving rise to interest charges; it does not include any credit balance generated from the short sale of securities.

         Active Assets Account(R) holders may select any one of the following money market vehicles:

         a.   The Active Assets Money Market Trust

         b.   The Active Assets Government Trust

         c.   The Active Assets Tax-Free Trust

         d.   The Active Assets California Tax-Free Trust

         e. The Insured Account, which is FDIC insured, is maintained at MountainWest Financial Corporation, which has entered into an agreement with Dean Witter Reynolds to participate in the Active Assets(R)Program. Account holders selecting this option will be sent a separate document containing the terms governing the Insured Account. FDIC insurance is provided for up to $100,000 per depositor. (Note: Not available to residents of Connecticut or for profit entities including: corporations, partnerships and investment clubs.)

         Each Active Assets Trust is a diversified open-end management investment company seeking high current income, preservation of capital and liquidity from investment in short term securities. Trust shares are neither insured nor protected by the FDIC, SIPC or any other governmental or private agency. An investment in Trust shares is a security purchase and is not the same as a bank deposit.

         The price of Trust shares is the per share net asset value next determined after a purchase or redemption order is entered. While each Trust seeks to maintain a $1.00 net asset value, there is no guarantee that this objective will be met. More complete information about Trust shares may be found in the accompanying Trust prospectus given to all Active Assets Account(R) holders.

         In view of the Active Assets(R) program annual account fee, investors seeking solely to invest cash in a money market, government or tax-free fund, and not wishing to use the automatic investment and other special features of the Active Assets Account(R), should consider alternative means of purchasing money funds.

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CHECKWRITING PRIVILEGES

         Free checkwriting privileges are also available through the Active Assets Account(R) from Bank One, Columbus, N.A. under Bank One's rules and applicable state and federal laws. Business Active Assets(R) Accounts may write 50 checks a month free and thereafter pay $.15 per check. Active Assets(R) checks may be used for any purpose including transferring funds between brokerage accounts, but federal regulations prohibit their use for the direct purchase of securities. All accounts are subject to nominal fees for such items as reorders of checks, orders of special style checks, stop payment requests, copies of cancelled checks and dishonored checks. Clients may retrieve copies of 3 cancelled checks per year free; each additional retrieval is $5. Investors should be aware that the checking feature is intended to provide clients with easy access to the assets in their accounts; the Active Assets Account(R) is not a bank account.

VISA(R) DEBIT CARDS

         A VISA(R) debit card is available at no additional cost from Bank One and may be used to purchase merchandise, services or to receive cash advances. Dean Witter Reynolds will debit an account directly to pay VISA transactions upon notice from Bank One. All VISA transactions will be reflected on the Active Assets Account(R) monthly statement; no separate monthly VISA bill will be sent. Dean Witter Reynolds and/or Bank One may when necessary answer or make inquiries about a cardholder's credit history. Use of the VISA card is governed by VISA and BANK ONE regulations as well as applicable state and federal law.

         The VISA card may also be used to access Active Assets Account(R) funds through Automatic Teller Machines ("ATMs") at any VISA network machine worldwide. Amounts up to $1,000 per day may normally be withdrawn; however, local bank regulations may limit this amount. Dean Witter Reynolds will impose a $1.00 fee for each ATM withdrawal. Local bank fees may also apply. Clients expecting to make ATM withdrawals will need Personal Identification Numbers ("PINs"). Information on PINs is available by calling 1-800-859-3326.

         VISA charges incurred in a foreign currency will be converted by VISA International into a U.S. Dollar amount. The currency conversion rate used is either a wholesale market rate or a government mandated rate in effect one day prior to the processing date, increased by one percent (1%) in each case. The conversion rate on the processing day may vary from that when the transaction occurred.

         Questions on VISA transactions. If a client believes a statement is wrong, or if more information about a VISA transaction is required, clients should telephone 800-809-3326 or write to Dean Witter Reynolds, P.O. Box 87, Bowling Green Station, New York, NY 10274 no later than 60 days after the FIRST statement on which the questioned transaction appeared.

         Complaints will be investigated and, in case of error, corrected promptly. If the investigation takes more than 20 business days, the account will be recredited for the amount in question so that the funds are available to the client during the time it takes to complete the investigation.

         Clients subscribing to the Active Asset(R) service may be liable for the unauthorized use of their VISA card in an amount up to $50. The owner of a VISA card will not be liable for any unauthorized use which occurs after Bank One has been notified orally or in writing of a loss, theft or possible unauthorized use. If shares of a Trust are redeemed for the unauthorized use of the VISA card, such shares shall be reinstated as if never redeemed and Dean Witter Reynolds will indemnify the Trust against any losses caused thereby.

--------------------------------------------------------------------------------
         IF A VISA CARD IS LOST OR STOLEN, THE ACTIVE ASSETS(R) CLIENT SHOUld REPORT THE LOSS IMMEDIATELY BY PLACING A COLLECT CALL TO BANK ONE AT (614) 248-4242 ANY TIME, DAY OR NIGHT, SEVEN DAYS A WEEK.
--------------------------------------------------------------------------------

         When an Active Assets Account(R) is closed, all VISA cards and unused checks must be promptly destroyed. Clients must notify the Dean Witter Reynolds branch office that they have done so to avoid a delay in the disposition of the account's assets.



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THE AUTHORIZED LIMIT

         The Authorized Limit in the Active Assets Account(R) is the total amount available for investments, checkwriting and VISA transactions. It is calculated as the sum of:

         a.   free credit balances in the account; plus

         b the value of any Active Assets Trust shares or Insured Account balance; plus

         c.   the available margin loan value; minus

         d.   any debit amount owed Dean Witter Reynolds.

         The Authorized Limit is accessed in the above order; its value may fluctuate on a daily basis and is dependent upon such factors as the collection of checks deposited, the market value of securities, the status of securities transactions, and the time required to transmit and confirm data between financial institutions. The Authorized Limit is immediately reduced at the time Bank One is notified of the use of the VISA card, not at the time applicable sales or cash advance drafts are paid. Dean Witter Reynolds may withhold access to the proceeds of checks deposited until collected and until federal funds become available. If a VISA transaction or a check is rejected because of an insufficient Authorized Limit, Dean Witter Reynolds will not be liable for any consequences of the rejection.

         Debits to the Account will be satisfied in the following order of priority:

         a. securities transactions, including margin maintenance calls and other account fees;

         b.   VISA debit card transactions; and

         c.   Bank One checking transactions.

         If any debit in the account remains after Dean Witter Reynolds has requested payment, then Dean Witter Reynolds is authorized to sell, liquidate, transfer or otherwise apply any asset of the account holder held by Dean Witter Reynolds to satisfy the liability without requiring further notice or demand before such action is taken. Liability for such obligations shall survive termination of the account.

OTHER ACCOUNT FEATURES

         The Active Assets Account(R) program offers other special features at no additional charge, including

         o Direct deposit of social security, payroll or other recurring income.

         o Automatic bill payment for items requiring regular, periodic payments such as mortgages or insurance premiums.

         o Monthly mailing of interest and dividends generated by securities held in your account.

         o Coding of checks to allow for easier monthly and year-end recordkeeping.

         o Comprehensive monthly and annual summary statements providing a record of all transactions.

         o    Dividend reinvestment service.

         o    Electronic funds transfer service.

         o Gain and loss summary for a monthly review of realized and unrealized gains and losses ($45 fee for accounts with less than $250,000. The gain and loss summary is not for tax purposes.)

         o    Two free certified checks per year ($18 each thereafter).

         Dean Witter Reynolds may add, modify or delete special features from time to time. More information about any of these features is available from your Financial Advisor.

         In Case of Errors or Questions About Your Electronic Transfers
                        Telephone us at 1-800-869-3326 or
              Write Us at Special Products, Attn: Customer Service
                    5 World Trade Center, New York, NY 10048

as soon as you can, if you think your statement or receipt is wrong or if you need more information about a transfer listed on the statement or receipt. We must hear from you no later than 60 days after we sent the FIRST Statement on which the problem or error appeared.

         (1)  Tell us your name and account number (if any).

         (2) Describe the error or the transfer you are unsure about, and explain as clearly as you can why you believe it is an error or why you need more information.

         (3)  Tell us the dollar amount of the suspected error.

If you tell us orally, we may require that you send us your complaint or question in writing within 10 business days.

         We will tell you the results of our investigation within 10 business days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to 45 days to investigate your complaint or question. If we decide to do this, we will credit your account within 10 business days for the amount you think is in error, so that you will have the use of the money during the time it takes us to complete our investigation. If we ask you to put your complaint or question in writing and we do not receive it within 10 business days, we may not credit your account.

         If we decide that there was no error, we will send you a written explanation within three business days after we finish our investigation. You may ask for copies of the documents that we used in our investigation.


III. MARGIN PRIVILEGES

         This section only applies to those clients eligible and approved for margin privileges. Margin clients should read with particular care. "You" refers to the owners of the account and "we" refers to Dean Witter Reynolds.

MARGIN PRIVILEGES

         Margin trading is not for everyone. You should examine your investment objectives, financial resources and risk tolerance to determine whether margin trading is appropriate for you. Margin privileges involve the extension of credit by Dean Witter Reynolds to you, secured by the collateral in your account and the amount borrowed will appear as a debit balance on which you will be charged interest at varying rates as described on this page. The increased leverage which margin provides may heighten both risks and awards.

PLEDGE OF SECURITIES

         Dean Witter Reynolds may borrow money to lend to margin customers, including you, and may pledge customers' securities and other assets as collateral for such loans. You give Dean Witter Reynolds permission, without notice to you, to pledge and hypothecate your securities and other property, separately or together with assets of other margin customers, as collateral for any outstanding loans you may have from us at that time.

         In return for the extension or maintenance of credit by Dean Witter Reynolds in connection with your account, you acknowledge that the securities in your margin account, together with all attendant rights of ownership, may be lent to Dean Witter Reynolds or lent out to others. In connection with such loans, and in connection with securities loans made to you to facilitate short sales, Dean Witter Reynolds is authorized to receive and retain certain benefits (including interest on your collateral posted for such loans), to which you will not be entitled. In certain circumstances, such loans may limit, in whole or in part, your ability to exercise voting rights of the securities lent.

ADEQUATE MARGINS & REPAYMENT

         In the interest of maintaining a sound financial condition, a securities broker-dealer must be able to act appropriately and promptly with respect to each extension of credit it has made. Economic and market conditions change, often rapidly, and the values of individual securities can be volatile. In light of such conditions, we retain absolute discretion in determining when additional collateral will be required from you.

         You agree at all times to maintain such margins for your account with Dean Witter Reynolds as required by law or custom, or as we may deem necessary or advisable. You also promise to discharge your obligations to Dean Witter Reynolds upon demand; this obligation survives termination of your account with Dean Witter Reynolds. Any oral agreement to the contrary will be unenforceable. No Financial Advisor, branch office manager or branch employee has any authority to waive or modify Dean Witter Reynolds margin call or postpone sell-outs or buy-ins.

LIQUIDATIONS & COVERING POSITIONS

         If for any reason, in our sole discretion, we deem it necessary or advisable, you authorize us:

         a.   to require additional collateral or equity from you;

         b. to sell or transfer any or all of your securities and other property, from any of your accounts;

         c. to buy in (or "cover") any securities and other property of which your accounts may be short; and

         d. to cancel any outstanding orders or close out any commitments made on your behalf.

         Circumstances prompting Dean Witter Reynolds to take such action could include, but are not limited to:

         a.   extreme market volatility or trading volume;

         b. your failure to promptly supply additional collateral upon request;

         c. filing of an attachment, levy or petition of bankruptcy against you, your accounts, or assets in your accounts; or

         d.   your incapacity or death.

         Notwithstanding Dean Witter Reynolds's general policy of giving notice of a margin deficiency, and despite any specific incidents or prior course of conduct between us, you understand we may and authorize Dean Witter Reynolds to liquidate securities and other property to satisfy margin maintenance requirements without notice to you and without any prior request for additional margin from you.

         We may perform such sales or transactions according to our judgement and discretion -- with or without prior notice or advertisement -- on the exchange or other market where such business is usually transacted; or at public auction or private sale (including transactions with Dean Witter Reynolds for its own account); and you waive any right of redeeming the proceeds of such transactions without our consent.

SHORT ACCOUNT -- MARKING TO MARKET

         Short securities will be "marked to the market" periodically. If a security which you sold short (or "short against the box") appreciates in market value over the selling price, your margin account will be debited, and if the security depreciates in value your margin account will receive a credit.

RATE OF INTEREST CHARGED; CREDIT TERMS

         Securities and Exchange Commission Rule 10b-16 requires a broker who extends credit to a customer in connection with a securities transaction or otherwise to furnish specified information detailing the terms and conditions under which interest will be charged.

         The interest rate charged by Dean Witter Reynolds on amounts you owe will range from .75% to 2.50% above Dean Witter Reynolds's "Base Lending Rate" depending on the total size of your debit balance as follows:

                 Average Daily                Percentage added to
                 Debit Balance                  Base Lending Rate
         --------------------------------------------------------------
            $0         -   $24,999                   +2.50%
            $25,000    -   $40,999                   +2.50%
            $50,000    -   $99,999                   +1.25%
            $100,000   +                             + .75%

         Dean Witter Reynolds sets its Base Lending Rate in light of market conditions. The Base Rate reflects the broker call rate, the prime rate, the federal funds rate, and other commercially recognized interest rates. The interest rate a client is charged will increase or decrease without notice as the Base Rate increases or decreases. If Dean Witter Reynolds increases the rate charged you for any other reason, you will be given at least 30 days advance written notice.

         We reserve the right to charge your account a rate higher than stated above in light of factors such as high concentrations of a security, low-priced or speculative securities, account activity, or purpose of borrowing.

INTEREST COMPUTATION

         Dean Witter Reynolds computes interest on debit balances as:

               average           applicable         # of days with net
                daily      x      interest     x      debit balance
            debit balance           rate            ------------------
                                                           360

         Each time the Base Rate changes, the interest charge is computed and added to your debit balance and a new interest computation begins. If the interest rate has not changed during a calendar month, the interest charge is computed as of the last day of the month and added to the debit balance. Your monthly statement will reflect the average outstanding debit balance (if any), the applicable interest rate or rates with the period each rate was in effect, and the resulting dollar charge. Days on which the net balance is zero, or a credit, will be disregarded entirely for purposes of the interest computation.

         Clients may find it advisable to give consideration to paying their interest charges on a periodic basis, thereby reducing the likelihood of margin calls due to increasing debits.

ARBITRATION

         Arbitration Disclosures: Industry regulations require that the following disclosures appear in conjunction with the arbitration agreement which immediately follows:

         A.   ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

         B. THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

         C. PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

         D. THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

         E. THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

         F. NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; (II) THE CLASS IS DECERTIFIED; OR (III) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

ARBITRATION OF CONTROVERSIES

         You agree that all controversies between you or your principals or agents and Dean Witter Reynolds or its agents (including affiliated corporations) arising out of or concerning any of your accounts, orders or transactions or the construction, performance or breach of this or any other agreement between us, whether entered into before or after the date an account is opened, shall be determined by arbitration only before the New York Stock Exchange, Inc.; the National Association of Securities Dealers, Inc.; or the Municipal Securities Rulemaking Board, as you may elect. If you make no written election addressed to us by registered mail within five days after receiving a written demand for arbitration from us, then you authorize us to elect one of the above listed forums for you.

         Unless rules of the arbitral forum dictate otherwise, any arbitration proceeding between us shall be held at a location at which the selected forum regularly conducts such proceedings nearest to the Dean Witter Reynolds office carrying your accounts at the time the claim arose; this venue shall apply even if you have related disputes with other parties which cannot be resolved in the same locale. Except for simplified proceedings (small claims), any arbitration proceeding between us shall be heard and decided by a panel of not fewer than three arbitrators.

         The law of the State of New York will apply in all respects, including, but not limited to determination of applicable statutes of limitation and available remedies. The award of the arbitrator or a majority of them shall be final, and judgement on the award may be entered in any state or federal court having jurisdiction.


         If you have any questions about margin privileges make sure to discuss them with your Financial Advisor.